EXHIBIT 23

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 333-01051 and 333-74038 on Form S-8 of OshKosh B'Gosh, Inc. of our report dated February 10, 2004 appearing in this Annual Report of Form 10-K of OshKosh B'Gosh, Inc. for the year ended January 3, 2004.

/S/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

March 16, 2004